Exhibit 10.29(a)

AMENDMENT

to the

EASTERN BANCORP, INC.

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

This amendment to the Eastern Bancorp, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”) is being made by People’s United Financial, Inc. (the “Company”) as successor by merger to Chittenden Corporation, the successor by merger to Vermont Financial Services Corp., the successor by merger to Eastern Bancorp, Inc. The Plan is hereby amended, effective as of January 1, 2008 (the “Effective Date”), as follows:

1. As of the Effective Date, amounts credited to the Chittenden Corporation Stock Subaccount (f/k/a the EBC Stock Subaccount, as defined in the Plan) shall be converted into cash equivalents at the per-share “Cash Consideration” amount determined pursuant to the Agreement and Plan of Merger dated as of June 26, 2007 between the Company and Chittenden Corporation. Thereafter, notwithstanding participant elections to the contrary, all cash equivalents credited to the Plan as a result of such conversion shall be credited with earnings on a monthly basis in accordance with the terms of the Plan, with the Adjustment Percentage applicable to such portion of the Plan participant’s account being equal to the Company’s annual yield on earning assets for the preceding calendar quarter, converted to a monthly-equivalent yield.

2. As of the Effective Date, Section 4(b)(i) of the Plan is hereby amended to read as follows:

“(i) Average Yield Adjustment Percentage: the Company’s annual yield on earning assets for the preceding calendar quarter, converted to a monthly-equivalent yield; and”

3. On and after the Effective Date, all references in the Plan to the Cost of Savings Adjustment Percentage shall be deemed to be references to the Average Yield Adjustment Percentage.

4. As of the Effective Date, the second and third sentences of Section 5 of the Plan are hereby amended to read as follows:

“The aforesaid payments, reflecting the adjustments made to the participant’s deferral account in accordance with the applicable Adjustment Percentage(s) through the date of termination of employment, shall be paid to the participant in annual installments commencing sixty (60) days after the end of the month following termination of employment. Each annual installment shall equal the balance in the deferral account immediately before payment, divided by the number of payments remaining to be made.”

IN WITNESS WHEREOF, the Plan is hereby amended effective as of the Effective Date first set forth above.

People’s United Financial, Inc. as

successor by merger to Chittenden

Corporation, successor by merger

to Vermont Financial Services Corp.,

successor by merger to Eastern Bancorp, Inc.

By:
Robert E. Trautmann
Its Executive Vice President and General Counsel